As filed with the Securities and Exchange Commission on November 8, 2019

Registration No. 333-128805

Registration No. 333-163006

Registration No. 333-177819

Registration No. 333-207903

Registration No. 333-213079

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-128805

FORM S-8 REGISTRATION STATEMENT NO. 333-163006

FORM S-8 REGISTRATION STATEMENT NO. 333-177819

FORM S-8 REGISTRATION STATEMENT NO. 333-207903

FORM S-8 REGISTRATION STATEMENT NO. 333-213079

UNDER THE SECURITIES ACT OF 1933

Genomic Health, Inc.

(Exact name of registrant as specified in its charter)

Delaware	77-0552594
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

301 Penobscot Drive Redwood City, California (Address of principal executive offices)	94063 (Zip Code)

GENOMIC HEALTH, INC. 2005 STOCK INCENTIVE PLAN

GENOMIC HEALTH, INC. EMPLOYEE STOCK PURCHASE PLAN

2001 STOCK INCENTIVE PLAN

(Full title of the plans)

Jeffrey T. Elliott

Chief Financial Officer

Genomic Health, Inc.

441 Charmany Drive

Madison, WI 53719

(608) 535-8815

(Name and address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer, ““smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐

Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by Genomic Health, Inc., a Delaware corporation (the “Company”), relate to the following Registration Statements on Form S-8 previously filed by the Company (each a “Registration Statement,” and collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”):

•                            Registration Statement on Form S-8 (No. 333-128805), filed with the SEC on October 4, 2005 pertaining to the registration of (i) 5,000,000 shares of common stock, par value $0.0001 per share, to be issued under the Company’s 2005 Stock Incentive Plan and (ii) 1,316,402 shares of common stock, $0.0001 par value per share subject to outstanding options under the Company’s 2001 Stock Incentive Plan;

•                            Registration Statement on Form S-8 (No. 333-163006), filed with the SEC on November 9, 2009, pertaining to the registration of 3,980,000 shares of common stock, par value $0.0001 per share, approved for issuance pursuant to the Company’s 2005 Stock Incentive Plan;

•                            Registration Statement on Form S-8 (No. 333-177819), filed with the SEC on November 8, 2011, pertaining to the registration of 1,250,000 shares of common stock, par value $0.0001 per share, approved for issuance pursuant to the Genomic Health, Inc. Employee Stock Purchase Plan;

•                            Registration Statement on Form S-8 (No. 333-207903), filed with the SEC on November 9, 2015, pertaining to the registration of 1,500,000 shares of common stock, par value $0.0001 per share, approved for issuance pursuant to the Genomic Health, Inc. 2005 Stock Incentive Plan; and

•                            Registration Statement on Form S-8 (No. 333-213079), filed with the SEC on August 11, 2016, pertaining to the registration of 1,500,000 shares of common stock, par value $0.0001 per share, approved for issuance pursuant to the Genomic Health, Inc. 2005 Stock Incentive Plan.

The Company is filing these Post-Effective Amendments to the Registration Statements to withdraw and remove from registration the unissued securities issuable by the Company  pursuant to the above-referenced Registration Statements.

On November 8, 2019, pursuant to that certain Agreement and Plan of Merger, dated as of July 28, 2019, by and among the Company, Exact Sciences Corporation, a Delaware corporation (“Parent”), and Spring Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as the surviving corporation and as a wholly owned subsidiary of Parent. As a result of the Merger, all offers and sales of the Company’s securities pursuant to each of the Registration Statements have been terminated.

In accordance with undertakings made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that were registered under such Registration Statements for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements as of the date hereof.  The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, in the State of Wisconsin, on November 8, 2019.

GENOMIC HEALTH, INC.

By:	/s/ Jeffrey T. Elliott
Name:	Jeffrey T. Elliott
Title:	Chief Financial Officer

Note: No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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